Exhibit 99.19
 Exhibit B

AMENDMENT NO. 1 TO THE

ADMINISTRATIVE SERVICES AGREEMENT FOR ALLOCATED SERVICES

This AMENDMENT NO. 1 TO THE ADMINISTRATIVE SERVICES AGREEMENT FOR ALLOCATED SERVICES (this “Amendment”) is entered into as of October [●], 2010 (the “Amendment Date”), by and among UniStar Nuclear Energy, LLC (“Company”), a Delaware limited liability company and Constellation Energy Group, Inc. (“CEG” and together with the Company, the “Parties”), a Maryland corporation.

WITNESSETH:

WHEREAS, the Parties entered into an Administrative Services Agreement  for Allocated Services on August 25, 2010 (the “Agreement”) pursuant to which CEG provides administrative support services to the Company;

WHEREAS, the Company, Constellation New Nuclear, LLC, a Delaware limited liability company (“CNN”), EDF Inc. (f/k/a EDF Development Inc.), a Delaware corporation (“EDFD”), Constellation Energy Nuclear Group, LLC, a Maryland limited liability company (“CENG”), and CEG are parties to that certain Purchase and Sale Agreement (the “PSA”) dated as of October [●], 2010, pursuant to which CNN will sell to EDFD all its right, title and interest in 1,000 membership units of the Company;

WHEREAS, the closing of the transactions contemplated in the PSA is conditioned on the delivery of this Amendment to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to he legally bound, hereby agree as follows:

SECTION 1. Defined Terms.  Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to such terms in the Agreement.

SECTION 2. Amendment to Section 1.1.  Section 1.1 of the Agreement is hereby amended by (i) deleting the definition of “CEG Group” in its entirety, (ii) deleting the definition of “Operating Agreement” in its entirety, and (iii) adding the following definitions:

“Amendment Date” means October [ ] 1, 2010.

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1           Note:  Date will be the date of the signing of this Amendment; to be completed on the date of execution.

“CEG Group” means CEG and its Subsidiaries, other than the CENG Group.

“Expiration Date” means October [ ] 2, 2011.

SECTION 3. Amendment to Section 2.2(a).  Section 2.2(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 2.2(a) of the Agreement shall read as follows:

“Section 2.2(a)  The Company agrees to pay to CEG for each of the Allocated Services provided to the Company Group during the Term the fixed fees set forth in Exhibits A through M of the Agreement per annum on a pro-rated basis for the period commencing on the Amendment Date up to and including the Expiration Date (the “Fixed Fees”).”

SECTION 4. Amendment to Section 5.1.  Section 5.1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.1 of the Agreement shall read as follows:

“Section 5.1  Term.  The Term of this Agreement commenced on January 1, 2010, and, unless sooner terminated as provided herein or extended by mutual agreement of the Parties, shall expire on the Expiration Date (the “Term”).”

SECTION 5. Amendment to Section 5.2.  Section 5.2 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.2 of the Agreement shall read as follows:

“Section 5.2.  Early Termination.  This Agreement shall automatically terminate upon dissolution and winding up of the Company.”

SECTION 6. Amendment to Section 5.5.  Section 5.5 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.1 of the Agreement shall read as follows:

“Section 5.5 Transition Period.  If a notice of termination is sent by the Company pursuant to Section 5.3 or Section 5.4 (in the latter case, following expiration of the applicable cure period), the Company may elect by such notice of termination to either terminate this Agreement immediately or to terminate this Agreement at the end of a period notified by the Company to CEG, being a period of not less than thirty (30) days and not exceeding six (6) months following the date of the termination notice (the “Transition Period”); provided, however, that the Transition Period shall in no event extend beyond the Expiration Date unless agreed to by the Parties pursuant to Section 5.1.  If a notice of termination is sent by CEG following expiration of the applicable cure period, this Agreement shall terminate at the end of the Transition Period notified to CEG by the Company.”

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2           Note:  Date will be the first anniversary of the signing of this Amendment; to be completed on the date of execution.

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SECTION 7. Amendment to Section 5.6.  Section 5.6 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.6 of the Agreement shall read as follows:

Section 5.6 [RESERVED].

SECTION 8. Amendment to Appendix 1.  Section 1.1 of Appendix 1 to the Agreement is hereby amended by deleting the definition of “Representative” in its entirety and replacing it with the text that follows so that, as amended, “Representative” shall read as follows:

““Representative” means, with respect to any Person, its affiliates, its and their directors, officers, employees and agents, who, in the case of CEG, have a need to know the Confidential information in connection with providing Services under this Agreement.”

SECTION 9. Amendment to Appendix 2.  Section (ii) of Appendix 2 to the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section (ii) of the Appendix 2 shall read as follows:

(ii)           Allocated share of 2010 and 2011 (up to and including the Expiration Date) CEG enterprise-wide expenses for which the Company Group paid an allocated share in 2009, or which the Company Group agrees to pay in 2010 or 2011 pursuant to Section 2.1(b) of this Agreement, including, but not limited to the following examples:

a.           Insurance premiums

b.           Actuary expenses

c.           Leased facilities to the extent occupied by Company Grouppersonnel

SECTION 10. Amendment to Exhibits.  Each reference to “January 1, 2010 to December 31, 2010” in the Exhibits to the Agreement shall be deleted and replaced in each case with the words “Amendment Date to Expiration Date.”

SECTION 11. Amendment to Exhibit K.  Exhibit K to the Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit K to this Amendment.

SECTION 12. Effect of Amendment.  The parties hereto agree that, except as expressly set forth herein, all terms of the Agreement shall remain in full force and effect.  In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

SECTION 13. Entire Agreement.  This Amendment and the Agreement, including the Exhibits, Schedules and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended hereby.

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SECTION 14. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflict of laws that would apply the law of another jurisdiction.

SECTION 15. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.

By:
Name:
Its:

UNISTAR NUCLEAR ENERGY, LLC

By:
Name:
Its:

EXHIBIT K TAX SERVICES

CEG will furnish the following Tax Services:

Services	Description
	1.	Preparation, review and delivery of pro-forma corporate income tax returns. (PM1)
2.
Prepare all tax returns other than those described in clause 1 above to ensure that the LLC is in compliance with federal, foreign, state and local tax laws. This includes information, property, sales and use tax, fuel tax and other miscellaneous filings. (PM1)

Tax Compliance Services	3.	Prepare federal and state partnership returns for review and signature by a nationally recognized accounting firm. (PM1)
	4.	Prepare calculations to assist in the determination of cash distributions for taxes in respect to members in accordance with the Agreement. (PM1)
	5.	Respond to notices from taxing authorities. (PM1)
	6.	Notify the members of audits by federal, state and local taxing authorities and upon request coordinate such audits. (PM1)
	1.	Prepare and deliver income tax provision information for members. (PM2)
Tax Accounting & Reporting	2.	Prepare all required tax accounting calculations required by the members for income tax accounting purposes, including International Financial Reporting Standards (“IFRS”), as required. (PM2)
Services	3.	Prepare all required management reporting as requested. (PM2)
	1.	Provide tax planning services to ensure that taxes with respect to LLC income are minimized and the LLC is in full compliance with federal, foreign, state, and local tax laws. (PM3)
Tax Planning Services	2.	Coordinate property tax and payment in lieu of tax (“PILOT”) negotiations to minimize property tax assessments. (PM3)
	3.	Provide tax planning services as requested by the LLC. (PM3)
	4.	Maximize the use of the Research and Experimentation (“R&E”) credit and deduction. (PM3)

Performance Measures
•	PMI1:

	-	Cash payments made before required installment due dates per Section 6.1 of the UniStar Nuclear Energy, LLC, Operating Agreement, as may be amended, revised and restated.

	-	Required tax returns are accurate and timely filed in conformance with existing CEG corporate measures and expectations

	-	and Company is in full compliance with federal, foreign, state, and local tax laws

●	PM2: Income tax accounting with respect to Company activity is accurately and timely reported by its members.

●	PM3: Taxes with respect to Company income property, purchases and sales are minimized.

All other items to be performed in conformance with existing CEG, EDFI and Company corporate measures and expectations and reviewed during regular performance review meetings

Fixed Fee – Amendment Date to Expiration Date.
Tax Services	$294,454.00
Total	$294,454.00
This Fixed Fee(s) will be used for the monthly invoicing (1/12th of the yearly amount will be charged monthly).